Exhibit (h)(iii)
TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND
SHAREHOLDER SERVICING AGENCY AGREEMENT
     THIS AGREEMENT made as of June 1, 2001, by and between ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC., a Maryland Corporation (the “Fund”), and MERRILL LYNCH INVESTMENT PARTNERS, INC., a Florida corporation (“MLIP”).
WITNESSETH:
     WHEREAS, the Fund wishes to appoint MLIP to be the Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund upon, and subject to, the terms and provisions of the Agreement, and MLIP is desirous of accepting such appointment upon, and subject to, such terms and provisions;
     NOW, THEREFORE, in consideration of mutual covenants contained in this Agreement, the Fund and MLIP agree as follows:
     1. Appointment of MLIP as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.
     (a) The Fund hereby appoints MLIP to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund upon, and subject to, the terms and provisions of this Agreement.
     (b) MLIP hereby accepts the appointment as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund, and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.
     2. Definitions.
     In this Agreement:

     (a) The term “Act” means the Investment Company Act of 1940 as amended from time to time and any rule or regulation thereunder;
     (b) The term “Account” means any account of a Shareholder, as defined below, or, if the shares are held in an account in the name of a Broker-Dealer, as defined below, an omnibus account;
     (c) The term “application” means an application made by a shareholder or prospective shareholder respecting the opening of an Account;
     (d) The term “Broker-Dealer” means a registered broker-dealer that markets the private offering of shares of the Fund pursuant to a selected dealer agreement with the Fund;
     (e) The term “Offering Memorandum” means the Private Offering Memorandum of the Fund as in effect from time to time;
     (f) The term “Officer’s Instruction” means an instruction in writing given on behalf of the Fund to MLIP, and signed on behalf of the Fund by the President, any Vice President, the Secretary or the Treasurer of the Fund;
     (g) The term “Plan Account” means an account opened by a Shareholder or prospective Shareholder in respect to an open account, monthly payment or withdrawal plan (in each case by whatever name referred to in the Offering Memorandum), and may also include an account relating to any other plan if an when provision is made for such plan in the Offering Memorandum;
     (h) The term “Shareholder” means a holder of record of Shares; and
     (i) The term “Shares” means shares of stock of the Fund irrespective of class or series.

     3. Duties of MLIP as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent.
     (a) Subject to the succeeding provisions of the Agreement, MLIP hereby agrees to perform the following functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund:
          (I) recording and issuing Shares upon the funding of commitments to the Fund;
          (II) Opening, maintaining, servicing and closing Accounts;
          (III) To the extent applicable, acting as agent for the Fund’s Shareholders and/or customers of a Broker-Dealer in connection with Plan Accounts, upon the terms and subject to the conditions contained in the Offering Memorandum and application relating to the specific Plan Account;
          (IV) Processing redemptions and transfers of Shares;
          (V) Furnishing such confirmations of transactions relating to Shares as required by applicable law;
          (VI) Acting as agent for the Fund with respect to furnishing each Shareholder such appropriate periodic statements relating to Accounts, together with additional enclosures, including appropriate income tax information and income tax forms duly completed, as required by applicable law.
          (VII) Acting as agent for the Fund with respect to mailing periodic reports prepared by or on behalf of the Fund, and mailing amendments and supplements to the Offering Memorandum to each Shareholder as required by applicable law;
          (VIII) Furnishing such periodic statements of transactions effected by MLIP, reconciliation’s, balances and summaries as the Fund may reasonably request;

          (IX) Maintaining such books and records relating to transactions effected by MLIP as are required by the Act, or by any other applicable provision of law, rule or regulation, to be maintained by the Fund or its transfer agent with respect to such transactions, and preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law, rule or regulation and as may be agreed upon from time to time between MLIP and the Fund. In addition, MLIP agrees to maintain and preserve master files in multiple separate locations a sufficient distance apart to ensure preservation of at least one copy of such information;
          (X) Withholding taxes on non-resident alien Accounts, preparing and filing U.S. Treasure Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions;
          (XI) Reinvesting dividends for full and fractional Shares pursuant to instructions received, and disbursing cash dividends, as applicable;
     (b) MLIP agrees to act as proxy agent in connection with the holding of annual, if any, and special meetings of Shareholders, mailing such notices, proxies and proxy statements in connection with the holding of such meetings as may be required by applicable law, receiving and tabulating votes cast by proxy and communication to the Fund the results of such tabulation accompanied by appropriate certificates, and preparing and furnishing to the Fund certified lists of Shareholders as of such date, in such form and containing such information as may be required by the Fund.
     (c) MLIP agrees to deal with, and answer in timely manner, all correspondence and inquiries relating to the functions of MLIP under this Agreement with respect to Accounts.

     (d) MLIP agrees to furnish to the Fund such information and at such intervals as is necessary for the Fund to comply with the registration and/or the reporting requirements (including applicable escheat laws) of the Securities and Exchange Commission, Blue Sky authorities or other governmental authorities.
     (e) MLIP agrees to provide to the Fund such information as may reasonably be required to enable the Fund to reconcile the number of outstanding Shares between MLIP records and the account books of the Fund.
     (f) Notwithstanding anything in the foregoing provisions of this paragraph, MLIP agrees to perform its functions thereunder subject to such modification (whether in respect of particular cases or in any particular class of cases) as may from time to time be agreed in a writing signed by both parties.
     4. Compensation.
     The Fund agrees to pay MLIP the fees and charges, as well as MLIP’s “out of pocket” expenses, for services described in this Agreement as set forth in the Schedule of Fees attached hereto.
     5. Right of Inspection.
     MLIP agrees that it will, in a timely manner, make available to, and permit, any officer, accountant, attorney or authorized agent of the Fund to examine and make transcripts and copies (including photocopies and computer or other electronically information storage media and print-outs) of any and all of its books and records which relate to any transaction or function performed by MLIP under or pursuant to this Agreement.

     6. Confidential Relationship
     MLIP agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all information germane thereto, as confidential and not to be disclosed to any person (other than the Shareholder concerned, or the Fund, or as may be disclosed in the examination of any books or records by any person lawfully entitled to examine the same) except as may be authorized by the Fund by way of an Officer’s Instruction.
     7. Indemnification.
     The Fund shall indemnify and hold MLIP harmless from any loss, costs, damage and reasonable expenses, including reasonable attorney’s fees (provided that such attorney is appointed with the Fund’s consent, which consent shall not be unreasonably withheld) incurred by it resulting from any claim, demand, action or suit in connection with the performance of its duties hereunder, provided that this indemnification shall not apply to actions or omissions of MLIP in cases of willful misconduct, failure to act in good faith or negligence by MLIP, its officers, employees or agents. An action taken by MLIP upon any Officer’s Instruction reasonably believed by it to have been properly executed shall not constitute willful misconduct, failure to act in good faith or negligence under this Agreement.
     8. Regarding MLIP.
     (a) MLIP hereby agrees to hire, purchase, develop and maintain such dedicated personnel, facilities, equipment, software, resources and capabilities as both parties may mutually determine to be reasonably necessary for the satisfactory performance of the duties and responsibilities of MLIP. MLIP warrants and represents that its officers and supervisory personnel charged with carrying out its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund posses the special skill and technical knowledge appropriate for that purpose. MLIP shall at all times exercise due care and diligence in the performance of its functions as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Fund. MLIP agrees that, in determining whether it has exercised due care and diligence, its conduct shall be measured by the standard applicable to persons possessing such special skill and technical knowledge.
     (b) MLIP warrants and represents that it is duly authorized and permitted to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent under all applicable laws and that it will immediately notify the Fund of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.
     9. Termination.
     (a) This Agreement shall become effective as of the dated first above written and shall remain in force for two years thereafter and shall there after continue from year to year. This Agreement may be terminated by the Fund or MLIP (without penalty to the Fund or MLIP) provided that the terminating party gives the other party written notice of such termination at least sixty (60) days in advance, except that the Fund may terminate this Agreement immediately upon written notice to MLIP if the authority or permission of MLIP to act as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent has been revoked or if any proceeding or other action which the Fund reasonably believes will lead to such revocation has been commenced.
     (b) Upon termination of this Agreement, MLIP shall deliver all Shareholder records, books, stock ledgers, instruments and other documents (including computerized or other electronically stored information) made or accumulated in the performance of its duties as Transfer Agent, Disbursing Agent and Shareholder Servicing Agent for the Fund along with a certified locator document clearly indicating the complete content therein, to such successor as may be specified in a notice of termination or Officer’s Instruction; and the Fund assumes all responsibility for failure thereafter to produce any paper, record or document so delivered and identified in the locator document, if and when required to be produced.
     10. Amendment.
     (a) Except to the extent that the performance by MLIP or its functions under this Agreement may from time to time be modified by an Officer’s Instruction, this Agreement may be amended or modified only further written agreement between the parties.
     11. Governing Law.
     This Agreement shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers and their respective corporate seals hereunto duly affixed and attested, as of the day and year above written.

ACCESS CAPITAL STRATEGIES
COMMUNITY INVESTMENT FUND, INC.

By:
Name:
Title:

MERRILL LYNCH INVESTMENT
PARTNERS, INC.

By:
Name:
Title:

TRANSFER AGENCY AGREEMENT
SCHEDULE OF FEES
1.	An annual fee equal to the greater of (a) 0.01% of the Fund’s average assets less accrued liabilities (other than indebtedness for borrowings) or (b) $20,000.
2.	Reimbursement of out-of-pocket expenses.